EXHIBIT 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is dated as of June 12, 2020 (the “Amendment Date”) by and between John J. Haley (“Executive”) and Willis Towers Watson Public Limited Company (the “Company”).

WHEREAS, Executive and the Company are party to an Employment Agreement, dated as of March 1, 2016, as amended on July 18, 2018 and May 20, 2019 (the “Employment Agreement”), pursuant to which Executive serves as the Chief Executive Officer of the Company;

WHEREAS, the current term of the Employment Agreement expires on December 31, 2020, and the Company and Executive desire to extend the term of the Employment Agreement and to amend the terms of the Employment Agreement in certain other respects; and

WHEREAS, the Employment Agreement may be amended by means of a written agreement executed by the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 1 of the Employment Agreement (Term) shall be deleted in its entirety and replaced with the following:

“Term. Executive’s employment under this Agreement shall be effective as of June 12, 2020 (the “Effective Date”) and shall terminate on the later of (i) December 31, 2020 or (ii) the “effective date” as defined under the Business Combination Agreement by and between Aon plc and the Company, dated as of March 9, 2020 (the “BCA” and the “BCA Effective Date”), unless the Company and Executive agree to a later date following the BCA Effective Date; provided, however, that if the BCA Effective Date does not occur prior to December 31, 2021, Executive’s employment under this Agreement shall terminate on December 31, 2021 (as applicable, the “Expiration Date,” and such period, the “Term”). The Term shall terminate on the Expiration Date or any earlier Termination Date (as described in Section 3(a)).”

2.

Section 2(b)(ii) of the Employment Agreement (Annual Incentive Plan Awards) shall be re-designated as Section 2(b)(ii)(A) and shall continue to apply with respect to the 2020 Annual Bonus. Effective as of January 1, 2021, a new Section 2(b)(ii)(B) shall be added at the end thereof to read as follows:

“2021 Annual Incentive Plan Award. Notwithstanding Section 2(b)(ii)(A) above, with respect to Executive’s employment during the 2021 calendar year, Executive shall be eligible for an annual incentive plan award (“Annual Bonus”), with a target payment equal to 200% of Base Salary (based on the annual rate in effect at the end of such calendar year) (“Target Annual Bonus”) and a maximum payment equal to 350% of Base Salary, in each case subject to such performance targets established by the Compensation Committee in consultation with Executive. Executive shall receive a reduced award for below target performance if threshold performance targets are achieved, as established in advance by the Compensation Committee as described above. The Annual Bonus shall become vested on a pro-rata monthly basis as to one-twelfth (1/12) thereof for each full and partial calendar month of Executive’s continued employment during 2021. The actual amount of any Annual Bonus shall be calculated solely by the Compensation Committee and shall be paid as a cash lump sum no later than March 15, 2022, and shall be subject to the repayment obligations of the Company’s “Clawback Policy” under the Company’s Corporate Governance Guidelines as adopted by the Board.”

3.

Section 2(f) of the Employment Agreement (Long Term Equity Incentive Grants) shall be re-designated as Section 2(f)(A) and shall continue to apply with respect to the 2020 Long Term Equity Incentive Grant. Effective as of January 1, 2021, a new Section 2(f)(B) shall be added at the end thereof to read as follows:

“2021 Long Term Equity Incentive Grant. The Company shall grant Executive an award of performance-based restricted share units for 2021 (the “2021 PSU Award”), pursuant to the terms of the Equity Plan. The 2021 PSU Award shall be effective as of January 1, 2021, provided that in the event the BCA Effective Date occurs on January 1, 2021, the 2021 PSU Award shall be deemed effective immediately prior to the effectiveness of the business combination contemplated by the BCA. The 2021 PSU Award shall have a target grant date value of $9.6 million, with the number of share units subject to the 2021 PSU Award to be determined based on the Fair Market Value (as defined in the Equity Plan) of the Company’s common stock on December 31, 2020. The 2021 PSU Award shall become vested on a pro-rata monthly basis as to one-twelfth (1/12) of the target number of performance-based restricted share units subject thereto (with each such one-twelfth (1/12) having a grant date value equal to $800,000) for each full and partial calendar month of Executive’s continued employment during 2021. The performance-based vesting requirements for the 2021 PSU Award shall be specified in the applicable award agreement (as determined by the Compensation Committee) and shall be measured at the end of the performance period; provided that in the event the BCA Effective Date occurs prior to December 31, 2021, the performance period shall terminate and performance shall be measured at the greater of the target or actual level of performance, as contemplated by the BCA.”

4.	Section 2(h) of the Employment Agreement (Deferred Compensation Contributions) shall be deleted in its entirety and replaced with the following:

“Deferred Compensation Contributions. The Company shall make the following contributions to Executive’s discretionary contribution account under the Company’s Non-Qualified Deferred Savings Plan for U.S. Employees (the “Deferred Compensation Plan”), subject to Executive’s continued employment with the Company on each applicable contribution date: (a) $1 million on January 1, 2019, which shall vest based on Executive’s employment on the first anniversary of the contribution date, (b) $1 million on January 1, 2020, which shall vest based on Executive’s employment on and until December 31, 2020, and (c) $520,000 on December 31, 2020, which shall be contributed on a fully vested basis as of such date (the “Deferred Compensation Contributions”). Interest at an annual rate of 4.5% shall be credited to each of the Deferred Compensation Contributions from the date of contribution until the date of payment. The Deferred Compensation Contributions, including accrued interest, shall be paid to Executive on August 31, 2021. Notwithstanding the foregoing, upon any termination of Executive’s employment pursuant to Section 3(b), any Deferred Compensation Contributions that have been made prior to the date of such termination shall be vested in full, and all vested amounts shall be paid in accordance with the Deferred Compensation Plan, subject to the release of claims requirement in Section 3(g). Upon termination of Executive’s employment for any reason, Executive shall not be entitled to receive any Deferred Compensation Contributions that have not been made prior to such date.”

5.	Section 3(a)(ii) of the Employment Agreement (Resignation from Directorships) shall be deleted in its entirety and replaced with the following:

“Resignation from Directorships. The termination of Executive’s employment for any reason under this Agreement shall constitute Executive’s resignation from any director position on the Board or on the board of directors of any affiliates of the Company, and Executive agrees that this Agreement shall serve as written notice of resignation in such circumstance. Notwithstanding the foregoing, it is contemplated under the BCA that, effective as of the BCA Effective Date, Executive shall serve as a member of the Aon plc Board of Directors.”

6.	Effective for any Termination occurring on or after January 1, 2021, Section 3(b)(iv) of the Employment Agreement (Annual Bonus upon Termination) shall be deleted in its entirety.

7.	Section 3(e)(iv) of the Employment Agreement (Good Reason) shall be amended by adding the following at the end thereof:

“Without limitation of the foregoing, the occurrence of the BCA Effective Date and the resulting change in Executive’s position as contemplated by the BCA shall be deemed to constitute Good Reason hereunder.”

8.	Section 4(d) of the Employment Agreement (Excise Tax) shall be deleted in its entirety and replaced with the following:

“A determination as to whether any reduction in Executive’s Payments is required pursuant to Section 4(a) above, and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than thirty (30) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Auditor”). The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to Executive and to the Company. The fees and expenses of the Auditor shall be paid entirely by the Company and the determinations made by Auditor hereunder shall, absent manifest error, be binding upon Executive and the Company.”

9.	Amendment Effective Date. This Amendment shall be effective as of the Amendment Date, except as specifically provided herein.

10.

References. As of the Amendment Date, all references in the Employment Agreement to “Agreement” and any other references of similar effect shall refer to the Employment Agreement as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

11.

Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

12.	Governing Law. This Amendment is to be interpreted, construed and governed according to the laws of the State of New York without regard to conflicts of laws.

13.	Counterparts. The Parties hereto may execute this Amendment in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Date.

Willis Towers Watson Public Limited Company

By:	/s/ Victor F. Ganzi
Name:	Victor F. Ganzi
Title:	Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ John J. Haley
John J. Haley

[AMENDMENT TO EMPLOYMENT AGREEMENT]